Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Abacus International Pte Ltd:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-204267 ) and Form S-8 (No. 333-196056) of Sabre Corporation of our report dated September 10, 2015, with respect to the consolidated statement of financial position of Abacus International Pte. Ltd (the "Company") as of December 31, 2014, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Sabre Corporation dated September 11, 2015. Our report contains explanatory paragraphs that state the accompanying consolidated statements of financial position as of December 31, 2013 and January 1, 2013 of the Company and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year ended December 31, 2013 were not audited, reviewed or compiled by us and, accordingly, we do not express an opinion or other form of assurance on them, and as further described in Note 28 to the consolidated financial statements, on July 1, 2015 Sabre Technology Enterprises II, Ltd acquired the 65% equity ownership interest from Abacus International Holdings Limited. Consequently, the Company became a wholly-owned subsidiary of Sabre Technology Enterprises II, Ltd at that time. These consolidated financial statements of the Company do not contain any adjustment that might result from the change in control over the Company. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP
Singapore
September 10, 2015